UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: April 11, 2013

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 – Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See the discussion in Item 8.01 of this Current Report on Form 8-K, which is incorporated by reference into this Item 2.04.

Item 8.01 – Other Events.

On April 11, 2013, the Company announced that the previously commenced cash tender offer, or the Offer, for any and all $250 million aggregate principal amount of its 8.000% Senior Notes due 2017 (CUSIP 440543AH9), or the 8.000% Notes, expired as scheduled at 11:59 p.m., Eastern time on April 10, 2013, or the Expiration Time. Including the tendered 8.000% Notes that the Company had announced receiving on March 27, 2013, the Company accepted and made payment for $234.7 million in aggregate principal amount of 8.000% Notes validly tendered pursuant to the Offer.

The Company also announced that on May 13, 2013, it will redeem the entire balance of $15.3 million in aggregate principal amount of 8.000% Notes that remain outstanding at a redemption price to be calculated in accordance with the indenture governing the 8.000% Notes and as set forth in the Notice of Redemption. The Company delivered copies of the Notice of Redemption to The Depository Trust Company, as record holder, for the 8.000% Notes on April 11, 2013. The redemption will be funded with proceeds raised in the Company’s recent issuance of $450 million in aggregate principal amount of 5.000% Senior Notes due 2021.

A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release, dated April 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: April 11, 2013	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

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